Performance Lock Rider

This rider provides the option to lock in an Index Option Value on an Indexed Option.

This rider forms a part of the Base Contract to which it is attached. The rider is effective on the Index Effective Date shown on your Index Options statement.

This rider references Withdrawal Charges, Partial MVAs, Contract Charges, and Advisory Fees. Your contract may not include all of these references, so please defer to your Base Contract to determine which of these charges or adjustments applies to you.

Definitions

The following terms are added to the “Definitions” section.

Lock Date
The Business Day that we receive an Authorized Request for a Performance Lock.

Term
The period of time from the Term Start Date to the Term End Date. The Term length is shown on the Index Options Contract Schedule and may change as described in the Performance Lock section.

Term Start Date
The day on which a Term begins. A Term Start Date may only occur on the Index Effective Date or an Index Anniversary, except as provided in the Performance Lock provision.

Performance Lock

We process an Authorized Request to exercise a Performance Lock on the Lock Date based on the values at the end of the Business Day. The Lock Date may not be a Term End Date. On Index Options where there is no possibility of a negative Performance Credit, we will not process a Performance Lock if the Daily Adjustment is zero. If you exercise a Performance Lock, you may receive less than the what you would have received as a Performance Credit on the Term End Date and you may receive less than the full protection of the Floor or Buffer, if applicable.
You can request a Performance Lock of the current Index Option Value for an unlocked Index Option. Once an Index Option Value has been locked:
•	The locked Index Option will not receive a Performance Credit on the Term End Date;
•	You cannot unlock a locked Index Option; and
•
The Index Option Value will not change until the earlier of the Business Day that we approve your Early Reallocation Request or the Index Anniverary that occurs on or immediately after the Lock Date, unless it is reduced for Withdrawals (including any corresponding Withdrawal Charges or Partial MVAs), Contract Charges, and/or Advisory Fees.

You may reallocate a locked Index Option into the same or a new Index Option(s) to begin a new Term if you provide an Early Reallocation Request before the end of the last Business Day before the Early Reallocation Cutoff, if applicable. The Early Reallocation Cutoff is shown on the Index Options Contract Schedule. You may reallocate locked Index Option Values subject to the Early Reallocation Maximum shown on the Index Options Contract Schedule. The Early Reallocation Request may include reallocation instructions for more than one locked Index Option. Once you have met the Early Reallocation Maximum, you will not be able to reallocate a locked Index Option for the remainder of the Index Year.
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Performance Lock continued from the previous page

We process the Early Reallocation Request to reallocate a locked Index Option Value and begin the new Term Start Date at the end of the Business Day that we receive your Authorized Request for Early Reallocation Request. The new Term Start Date will be the Business Day that we process your Early Reallocation request. The new Term is equal to the period of time between the new Term Start Date and your next Index Anniversary, plus the Term length for your selected reallocation Index Option shown on the Index Options Contract Schedule. On the Term Start Date, the Index Option Base is equal to the Index Option Value.

If you do not reallocate an Index Option and begin a new Term, then on the Index Anniversary that occurs on or immediately after the Lock Date, we set the Index Option Base equal to the Index Option Value and we reallocate the Index Option Value according to your new allocation instructions. If you have not provided new allocation instructions, we will reallocate the Index Option Value into the same Index Option with a new Term.

Rider Fee

There is no fee for this rider.

Termination of this Rider

This rider terminates on the date the Base Contract terminates.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged and apply to this rider.

Signed for the Company at its home office.
Allianz Life Insurance Company
Of North America

By: /s/ GRETCHEN CEPEK
[Gretchen Cepek]
Secretary

By: /s/ JASMINE M. JIRELE
[Jasmine M. Jirele]
President and CEO

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [1-800-624-0197].
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